EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS
February 9, 2006	OTCBB: LFLT
LIFELINE THERAPEUTICS, INC. SCHEDULES
SECOND QUARTER EARNINGS CONFERENCE CALL AND WEBCAST
DENVER, Colorado — Lifeline Therapeutics, Inc. (“Lifeline” or the “Company”) (OTCBB: LFLT), maker of Protandim®, will hold a conference call on Monday, February 13, 2006 at 8:00 a.m. MST (10:00 a.m. EST) to discuss its second quarter fiscal year 2006 financial and operating results.
Interested parties may listen to the call via webcast by accessing the link on Lifeline Therapeutics’ website at www.lifelinetherapeutics.com or by calling 800-240-7305. A replay will be available on the website until February 20, 2006. A replay of the call also will be available by telephone until February 20, 2006 at 800-405-2236 passcode 11053378#.
About Lifeline Therapeutics
Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness ... for life. For more information, please visit the Protandim® product website at http://www.protandim.com.
Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes.
Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.
CONTACT:

Lifeline Therapeutics Inc
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700